Exhibit 99.1

NEWS RELEASE	Contact:	Dave Horin
Chief Financial Officer
(212) 356-0545

Rodman Withdraws Shelf Registration Statement

New York, NY May 12, 2010 – Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM) today announced that it has filed a Form RW with the Securities and Exchange Commission pursuant to Rule 477 under the Securities Act of 1933, as amended, requesting the withdrawal of the Shelf Registration Statement initially filed on October 21, 2009 and declared effective on December 10, 2009. The shelf registration statement covers the potential resale by specified selling stockholders of up to three million outstanding shares and the sale of up to $75 million of undesignated securities by the Corporation.

Edward Rubin, Rodman & Renshaw’s CEO and President said, “We filed the shelf registration statement in late 2009 in the face of significant capital market uncertainty as a measure to insure that we were in a position to shore up our balance sheet if needed. At April 30, 2010, we had liquid assets in excess of $40 million, an increase of approximately $28 million over the low point of approximately $12 million in the second quarter of 2009. We are pleased that we have strengthened our balance sheet through financial performance without the need to issue securities and potentially dilute our stockholders. Also, none of the specified selling stockholders sold any shares off of the shelf and, in light of current market conditions and our recent performance, they concur with our Board’s decision to withdraw the shelf. We will continue to monitor market conditions and our financial position and take appropriate measures to facilitate our strategy to be the go-to investment bank for growth companies.”

About Rodman & Renshaw Capital Group, Inc.

Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM) is a holding company with a number of direct and indirect subsidiaries, including Rodman & Renshaw, LLC.

Rodman & Renshaw, LLC is a full-service investment bank dedicated to providing corporate finance, strategic advisory and related services to public and private companies across multiple sectors and regions. The company also provides research and sales and trading services to institutional investors. Rodman is the leader in the PIPE (private investment in public equity) and RD (registered direct offering) transaction markets. According to Sagient Research Systems, Rodman has been ranked the #1 Placement Agent by deal volume of PIPE and RD financing transactions completed every year since 2005.

For more information visit Rodman & Renshaw on the Internet at www.rodm.com.

MEMBER FINRA, SIPC

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. In some cases, you can identify these statements by words such as “may,” “might,” “will,” “should,” “except,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of these terms and other comparable terminology. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. There are or may be important factors that could cause our actual results to materially differ from our historical results or from any future results expressed or implied by such forward looking statements.

These factors include, but are not limited to, those discussed under the section entitled “Risk Factors” in our Annual Report on Form 10-K, filed March 16, 2010, which is available at the U.S. Securities and Exchange Commission website at www.sec.gov. The forward-looking statements in this press release are based upon management's reasonable belief as of the date hereof. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.